Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 23, 2005, relating to the financial statements of Alliant Techsystems Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to Alliant Techsystems Inc.’s change in method of accounting for goodwill and other intangible assets) and to management’s report on the effectiveness of internal control over financial reporting, appearing and incorporated by reference in the Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2005.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
September 15, 2005